NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700
	Senior Vice President and CFO	John C. Rickel	(713) 647-5700
	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700
AT Fleishman-Hillard:	Investors	John O. Ambler	(713) 513-9513
AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
THURSDAY, JUNE 28, 2007

GROUP 1 AUTOMOTIVE ELECTS NEW BOARD MEMBER

HOUSTON, June 28, 2007 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, announced today that Ms. Beryl Raff was elected to the board of directors to fill the vacancy created by the resignation of Robert E. Howard II. Raff will be a class I director, increasing the number of independent directors on the seven-member board to six. Her term will expire at the annual meeting held in 2009. Raff will serve on the compensation and nominating and governance committees.

Raff, 56, joined J.C. Penney Company, Inc. in 2001 and currently serves as executive vice president and general merchandise manager of Fine Jewelry. Prior to joining the JCPenney organization, Raff served as chairman and chief executive officer of Zale Corporation, a leading fine jewelry specialty retailer. She joined the company as president of Zales Jewelers in 1994. Prior to joining Zale Corporation, Raff enjoyed a 20-year career at R.H. Macy Corporation holding various executive roles.

“Beryl Raff is a meaningful addition to our board and we are most pleased to have her join us,” said John L. Adams, Group 1’s chairman. “Her experience and expertise in retailing accompanied by her broad business background will greatly benefit our leadership team.”

Educational and Business Achievements and Affiliations
Raff received her bachelor of science from Boston University, where she graduated magna cum laude, and received her master’s of business administration from Drexel University. During her career at JCPenney, Raff became the first general merchandise manager to receive the JCPenney Chairman’s Award, the company’s highest tribute to managerial excellence – an honor she received three times, including this year, 2007. In 1999, the Women’s Jewelry Association named her to its Lifetime Hall of Fame, and in 2002 the Jewelry Industry Chapter of American ORT presented her with their Community Achievement Award. Raff is the 1999 and 2006 recipient of the UJA-Federation of New York Diamond, Jewelry, and Watch Division’s “Leadership Award of Excellence.”

Ms. Raff serves on the board of directors of Jo Ann Stores where she holds the position of chairman of the compensation committee. She also serves on numerous jewelry-industry professional boards, including the Jewelers Vigilance Committee and Jewelers Circular Keystone. She is a past executive board member and vice chairman of the North Texas Chapter of the Make-A-Wish Foundation and continues to work passionately on its behalf.

About Group 1 Automotive, Inc.
Group 1 owns and operates 102 automotive dealerships, 140 franchises and 28 collision service centers in the United States and three dealerships, six franchises and two collision centers in the United Kingdom that offer 32 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.